EXHIBIT 10.5

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 1st day of March, 2011.

BETWEEN:

GOLD STANDARD VENTURES CORP., a company incorporated under the laws of the Province of British Columbia and having an office at #610 – 815 West Hastings Street, Vancouver, BC, V6C 1B4

(the “Issuer”)

AND:

FCMI PARENT CO., having an office at 181 Bay Street, Suite 250, Toronto, ON, M5J 2T3

(the “Purchaser”)

WHEREAS, subject to the terms and conditions set out herein, the Purchaser will subscribe for and agrees to purchase from the Issuer a total of 11,000,000 common shares without par value in the capital stock of the Issuer (“Common Shares”) at a price of C$0.95 per Common Share.

NOW THEREFORE, in consideration of the terms, covenants and conditions set out below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS

1.1          In this Subscription Agreement, the following words and phrases have the following meanings unless otherwise indicated:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)
“Applicable Legislation” means, as applicable, the securities laws, regulations, rules, rulings and orders in each of the Reporting Jurisdictions, the applicable policy statements issued by the Commissions in each of the Reporting Jurisdictions and the rules and policies of the Exchange;

(c)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Vancouver, British Columbia;

(d)	“Closing” means the closing of the sale and purchase of the Common Shares;

(e)	“Closing Date” means Thursday, March 3rd, 2011 or such other date as the Issuer and the Purchaser may mutually agree upon;

(f)	“Closing Time” means 1:00 p.m. (Vancouver time) on the Closing Date or such other time as the Issuer and the Purchaser may mutually agree upon;

(g)	“Commissions” means the applicable securities commissions or securities regulatory authorities in the Reporting Jurisdictions;

(h)	“Common Shares” has the meaning ascribed to such term on the face page of this Subscription Agreement;

(i)	“Exchange” means the TSX Venture Exchange;

(j)	“Financial Statements” has the meaning ascribed to such term in subsection 4.1(i) hereof;

(k)	“Offering” means the offering of the Common shares on a private placement basis;

(l)	“Person” includes an individual, firm, corporation, company, partnership, trust, joint venture, association or other entity;

(m)	“Public Record” has the meaning ascribed to such term in subsection 3.1(g) hereof;

(n)	“Regulatory Authorities” means the Commissions and the Exchange and “Regulatory Authority” means any of them;

(o)	“Regulation D” means Regulation D promulgated by the SEC under the 1933 Act;

(p)	“Regulation S” means Regulation S promulgated by the SEC under the 1933 Act;

(q)	“Reporting Jurisdictions” means the Provinces of British Columbia, Alberta and Ontario;

(r)	“SEC” means the United States Securities and Exchange Commission;

(s)	“Subscription Agreement” means this subscription agreement as may be amended, supplemented or restated from time to time;

(t)	“Subscription Funds” means C$10,450,000, being the total purchase price for the Common Shares being subscribed for by the Purchaser pursuant to this Subscription Agreement; and

(u)	“United States” and “U.S. Person” have the meanings defined in Regulation S.

1.2           In this Subscription Agreement, unless otherwise specified, currencies are indicated in Canadian dollars.

1.3           In this Subscription Agreement, other words and phrases that are capitalized have the meaning assigned in this Subscription Agreement.

1.4          This Subscription Agreement is to be read with all changes in gender or number as required by the context.

2.           SUBSCRIPTION

2.1          Subject to the terms and conditions set out herein, the Purchaser hereby subscribes for and agrees to purchase from the Issuer and the Issuer agrees to sell to the Purchaser a total of 11,000,000 Common Shares at a price of C$0.95 per Common Share for an aggregate purchase price of C$10,450,000.

2.2          The Purchaser confirms that, as of the date of this Subscription Agreement and excluding the Common Shares purchased as part of this Offering, it holds, directly or indirectly, or exercises direction or control over that number of Common Shares of the Issuer and/or securities convertible into Common Shares of the Issuer set out in Schedule “A” hereto.

3.           ACKNOWLEDGEMENTS, REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

3.1          The Purchaser acknowledges that:

(a)	no Regulatory Authority has reviewed or passed on the merits of the Offering;

(b)	there are risks associated with the purchase of the Common Shares;

(c)
there are restrictions on the Purchaser’s ability to resell the Common Shares and it is the responsibility of the Purchaser to ascertain what these restrictions are and to comply with these restrictions before selling the Common Shares;

(d)
the Issuer has advised the Purchaser that the Issuer is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell the Common Shares through a person or company registered to sell the Common Shares under Applicable Legislation and, as a consequence of acquiring Common Shares pursuant to this exemption, certain protections, rights and remedies provided by Applicable Legislation, including statutory rights of rescission or damages, will not be available to the Purchaser;

(e)
the Common Shares have not been registered under the 1933 Act or the securities or “blue sky” laws of any state in the United States and may not be offered or sold in the United States or to a U.S. Person unless registered under the 1933 Act and the securities or “blue sky” laws of all applicable states of the United States or an exemption from such registration requirements is available, and the Issuer has no obligation or present intention of filing a registration statement under the 1933 Act in respect of any of the Common Shares;

(f)
the decision to execute the Subscription Agreement and purchase the Common Shares agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise (except as expressly set out herein) made by or on behalf of the Issuer and, save as aforesaid, the decision is based entirely on the Purchaser’s review of publicly available information regarding the Issuer filed on the System for Electronic Document Analysis and Retrieval (SEDAR) in Canada at www.sedar.com (collectively, the “Public Record”);

(g)
it has had access to the Public Record and has made such investigations, if any, concerning the Issuer as it has considered necessary so as to make an informed investment decision in connection with an investment in the Common Shares and it has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or other document describing the business and affairs of the Issuer which has been prepared for delivery to, and review by, the Purchaser in order to assist it in making an investment decision with respect to the Common Shares, and except for this Subscription Agreement, no other documents have been delivered or otherwise furnished to the Purchaser in connection with such offering and sale;

(h)
the offering and sale of the Common Shares to the Purchaser were not made through an advertisement of the Common Shares in printed media of general and regular paid circulation, radio or television, or any other form of advertisement and the Purchaser has not become aware of any form of “general solicitation or general advertising” or “directed selling efforts” (as those terms are used in Regulation D and Regulation S, respectively) with respect to the offering of the Common Shares;

(i)
the Purchaser is solely responsible for its own due diligence investigation of the Issuer and its businesses, for its own analysis of the merits, risks and terms of its investment in the Common Shares made pursuant to this Subscription Agreement and for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated under this Subscription Agreement;

(j)	THERE ARE RISKS ASSOCIATED WITH THE PURCHASE OF THE COMMON SHARES AND THE PURCHASER MAY LOSE ITS ENTIRE INVESTMENT;

(k)
this Subscription Agreement and the schedules and forms attached hereto require the Purchaser to provide certain personal information to the Issuer. Such information is being collected by the Issuer for the purposes of completing the purchase and sale of the Common Shares, including, without limitation, determining the Purchaser's eligibility to purchase the Common Shares under Applicable Legislation, or preparing and registering certificates representing the Common Shares to be issued to the Purchaser, as the case may be, and completing filings required by the Regulatory Authorities. The Purchaser's personal information may be disclosed by the Issuer to: (a) the Regulatory Authorities for the purposes of, inter alia, the administration and enforcement of Applicable Legislation (b) the Issuer’s registrar and transfer agent, and (c) any other party involved in the purchase and sale of the Common Shares, including legal counsel and may be included in record books in connection with such purchase and sale. By executing this Subscription Agreement, the Purchaser is deemed to be consenting to the foregoing collection, use and disclosure of the Purchaser's personal information. The Purchaser also consents to the filing of copies or originals of any of the Purchaser's documents described herein including, but not limited to, as may be required to be filed with the Regulatory Authorities in connection with the transactions contemplated hereby. If the Purchaser is resident in Ontario, the public official who can answer questions about the Ontario Securities Commission’s indirect collection of personal information hereunder is the Administrative Assistant to the Director of Corporate Finance, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8, Telephone 416-593-8086; and

(l)
upon Closing, Dahlman Rose & Company LLP (“DRC”) will be paid by the Issuer a financial advisory fee equal to 7% of the total Subscription Funds in cash and non-transferable Common Share purchase warrants equal to 7% of the total number of Common Shares purchased by the Purchaser hereunder, each such warrant entitling DRC to purchase one Common Share of the Issuer for a period of two years from the Closing Date at a price of C$0.95.

3.2           The Purchaser represents, warrants, covenants and certifies to the Issuer that:

(a)
the Purchaser has had the opportunity to obtain independent legal, income tax and investment advice with respect to the Issuer and its subscription for the Common Shares hereunder including, but not limited to, restrictions with respect to trading in the Common Shares imposed by Applicable Legislation and the applicable securities legislation in the jurisdiction in which it resides and confirms that no representation has been made to it by or on behalf of the Issuer with respect thereto, acknowledges that it is aware of the characteristics of the Common Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Common Shares, except pursuant to exemptions under Applicable Legislation until the expiry of the applicable hold periods and in compliance with other requirements of Applicable Legislation and that the certificates representing the Common Shares will bear legends to this effect;

(b)	the Purchaser is purchasing the Common Shares as principal for its own account, and not for the benefit of any other person;

(c)	the Purchaser is purchasing the Common Shares for investment only and not with a view to resale or distribution in violation of the Applicable Legislation.

(d)
the Purchaser is not a Person created or used solely to purchase or hold securities in order to comply with an exemption from the prospectus requirements of Applicable Legislation and that it pre-existed the date of this Subscription Agreement and has a bona fide purpose other than investment in the Common Shares;

(e)	no person has made to the Purchaser any written or oral representations:

(i)	that any person will resell or repurchase the Common Shares;

(ii)	that any person will refund the purchase price of the Common Shares; or

(iii)	as to the future price or value of any of the Common Shares;

(f)
the Purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Legislation) in the affairs of the Issuer that has not been generally disclosed to the public;

(g)	the Purchaser is not a U.S. Person and that:

(i)	the offer was not made to the Purchaser when the Purchaser was in the United States and, at the time the Purchaser’s buy order was made to the Issuer, the Purchaser was outside the United States;

(ii)	the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act;

(iii)	the Purchaser has no intention to distribute either directly or indirectly any of the Common Shares in the United States, except in compliance with the 1933 Act; and

(iv)	the Purchaser is not and will not be purchasing the Common Shares for the account or benefit of any U.S. Person;

(h)	the Purchaser is resident in the Province of Ontario, Canada;

(i)	the Purchaser will resell the Common Shares only in accordance with the provisions of the Applicable Legislation;

(j)
the person executing this Subscription Agreement on behalf of the Purchaser has the necessary power and authority to do so and the investment contemplated hereby has been duly authorized by all necessary action of the Purchaser and this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Purchaser;

(k)
the Purchaser has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its entire investment;

(l)
the Purchaser is not a “control person” of the Issuer as defined in the Applicable Legislation, will not become a “control person” by virtue of this purchase of Common Shares, and does not intend to act in concert with any other Person to form a control group of the Issuer; and

(m)
if required by the Applicable Legislation or the Regulatory Authorities, the Purchaser will execute, deliver, file and otherwise assist the Issuer in filing such reports, undertakings and other documents with respect to the issue of the Common Shares, including, without limitation, the schedules hereto.

3.3           The representations, warranties, covenants and acknowledgments of the Purchaser herein are made by the Purchaser with the intent that they be relied upon by the Issuer in determining the Purchaser’s suitability as a purchaser of the Common Shares, that such representations, warranties, covenants and acknowledgments will be true and correct on the Closing Date. The Purchaser undertakes to immediately notify the Issuer of any change in any statement or other information relating to the Purchaser set forth herein or in any document delivered herewith, which takes place prior to the Closing of the purchase and sale of the Common Shares.

4.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER

4.1          The Issuer represents and warrants to and covenants with the Purchaser that:

(a)
the Issuer is a valid and subsisting corporation duly incorporated under the laws of the Province of British Columbia and in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies;

(b)
the Issuer is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(c)
the Issuer has full corporate power and authority to carry on its business as now carried on by it and this Subscription Agreement has been, or will be by Closing, duly authorized by all necessary corporate action on the part of the Issuer;

(d)
the authorized capital of the Issuer consists of an unlimited number of Common Shares without par value, of which 42,920,059 Common Shares were issued and outstanding as fully paid and non-assessable as at February 22, 2011;

(e)	the Issuer will reserve or set aside sufficient shares in its treasury to issue the Common Shares and all such shares will be duly and validly issued as fully paid and non-assessable;

(f)	the Issuer is a “reporting issuer” or the equivalent in the Reporting Jurisdictions and is not included in the list of defaulting reporting issuers maintained by the Commissions;

(g)
the common shares of the Issuer are listed for trading on the Exchange and no order ceasing, halting or suspending trading in securities of the Issuer nor prohibiting the sale of such securities has been issued to and is outstanding against the Issuer or its directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened;

(h)
as at the respective dates thereof, the information comprised in the Public Record was true and correct and did not contain any misrepresentations (as such term is defined in the Applicable Legislation);

(i)
the financial statements filed with the Commissions (collectively the “Financial Statements”) have been prepared in accordance with Canadian generally accepted accounting principles, present fairly, in all material respects, the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer as of the date thereof, and the business of the Issuer has been carried on in the usual and ordinary course consistent with past practice since the date of the most recent Financial Statements;

(j)
save and except as disclosed in the Financial Statements, the Issuer does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at “arm’s length” (as such term is used in the Income Tax Act (Canada));

(k)
the Issuer holds all material licenses, registrations, qualifications, permits and consents necessary for carrying on its businesses as presently carried on and all such licenses, registrations, qualifications, permits and consents are valid and subsisting and in good standing, and the Issuer has entered into all agreements necessary to carry on its business and all such agreements are valid and in good standing in all material respects;

(l)
to the extent disclosed in the Public Record, the Issuer is the legal and/or beneficial owner of, and has good and marketable title to, all of the material property rights and interests described in the Public Record as being owned by it, either through a direct or indirect ownership, royalty or other interest, and no other property rights are necessary for the conduct of the business of the Issuer as currently conducted and the Issuer is not aware of any claim that might or could materially adversely affect the right thereof to use, transfer or otherwise exploit such property rights;

(m)
the Issuer (i) is in material compliance with applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) has received all necessary permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) is in material compliance with all terms and conditions of any such permit, license or approval, and (iv) confirms that there have been no past, and there are no current claims, complaints, notices or requests for information received by the Issuer with respect to any alleged material violation of any Environmental Laws that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the business, operations or financial condition of the Issuer;

(n)
all assessments or other work required to be performed in relation to the material mining claims and the mining rights of the Issuer in order to maintain its interest therein, if any, have been performed to date and it has complied in all material respects with all applicable governmental laws, regulations and policies in this connection except in respect of mining claims and mining rights that it intends to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a material adverse effect on the business, operations or financial condition of the Issuer;

(o)
all exploration activities conducted by the Issuer on its mineral properties have been conducted in all material respects in accordance with good mining and engineering practices except where the failure to so conduct operations would not have a material adverse effect on the business, operations or financial condition of the Issuer;

(p)
the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Legislation with respect to the sale of the Common Shares;

(q)	there are no judgments against the Issuer which are unsatisfied, nor are there any consent decrees or injunctions to which the Issuer is subject;

(r)
the Issuer shall not take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the Exchange or on or from any stock exchange, market or trading or quotation facility on which its common shares are listed or quoted and the Issuer shall comply, in all material respects, with the rules and regulations thereof; and

(s)	the warranties and representations in this Section are true and correct and will remain so as of Closing.

5.           CLOSING

5.1          This Subscription Agreement is subject to the acceptance of the Exchange.

5.2          The Issuer’s obligation to sell the Common Shares to the Purchaser is also subject to the Purchaser completing, executing and returning to the Issuer the Form 4C, Corporate Placee Registration Form, of the Exchange attached hereto as Schedule “B”.

5.3          The Closing will be completed on the Closing Date at the offices of the Issuer at Suite 610 – 815 Hornby Street, Vancouver, BC, V6C 1B4 or such other location as the Issuer may, in its discretion, determine.

5.4          On or before the Closing Time, the Purchaser shall deliver to or to the order of the Issuer a certified cheque, bank draft, certified solicitor’s trust cheque or funds by electronic wire transfer for the full amount of the Subscription Funds and upon Closing the Issuer will deliver to the Purchaser the certificates representing the Common Shares registered in the name of the Purchaser or its nominee as set out in Schedule “A” to this Subscription Agreement.

6.           RESALE RESTRICTIONS

6.1          The Purchaser acknowledges that, unless permitted under the Applicable Legislation, the Common Shares may not be traded before the date that is four (4) months and one day after the Closing Date.

6.2          The Purchaser further acknowledges that the certificates representing the Common Shares will bear the following legends and the Purchaser agrees to sell, assign or transfer the Common Shares only in accordance with such legends and the Applicable Legislation:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>."

"WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>."

provided that subsequent to the date which is four months and one day after the Closing Date the certificates representing the Common Shares may be exchanged for certificates bearing no legends.

7.           ADDITIONAL COVENANTS OF THE ISSUER

7.1          Upon and as soon as possible after the issuance of Common Shares, the Issuer hereby irrevocably covenants and agrees with the Purchaser that, for a period of two years after the Closing Date and provided that the Purchaser beneficially owns not less than ten (10%) percent of the issued and outstanding common shares of the Issuer at the time, the Purchaser shall have the right to:

(a)	appoint one nominee to the Issuer’s board of directors (the “Purchaser’s Nominee”); and

(b)
to participate, on a pro rata basis, in any future equity financing undertaken by the Issuer (excluding stock options granted pursuant to the Issuer’s stock option plan and the exercise of existing share purchase warrants).

For greater certainty, the Purchaser’s pro rata right to participate in any future equity financing of the Issuer pursuant to subsection (b) shall be determined as follows:

Number of Common Shares Held by Purchaser
_____________________________	X	Total Number of Securities Offered for Sale in Equity Financing	=	Purchaser’s Pro Rata Entitlement to Participate
Total Issued and Outstanding Common Shares

7.2          The covenants and agreements contained in Section 7.1 will survive the Closing for the benefit of the Purchaser.

7.3          The Issuer acknowledges that the Purchaser would be irreparably harmed if any provision of Section 7.1 was not fulfilled or met by the Issuer in accordance with its terms, and that any such harm could not be compensated reasonably or adequately in damages. The Issuer further acknowledges that the Purchaser will be entitled to injunctive and other equitable relief to prevent or restrain breaches of any of the provisions of Section 7.1, or to enforce the terms and provisions thereof, by an action instituted in a court of competent jurisdiction, which remedy or remedies are in addition to any other remedy to which the Purchaser may be entitled at law or in equity.

8.           ADDITIONAL COVENANTS OF THE PURCHASER

8.1          The Purchaser acknowledges that in order for the Issuer to appoint the Purchaser’s Nominee to the Issuer’s board of directors as contemplated for in subsection 7.1(a) above, one of the Issuer’s existing directors will be required to resign (the “Resigning Director”). The Purchaser irrevocably covenants and agrees that the Issuer shall be entitled to re-nominate the Resigning Director (or an alternative nominee in his place) for election as a director at the Issuer’s next annual meeting and will vote all of its Common Shares in favor of the re-election of the Resigning Director (or such other nominee) at such meeting.

8.2          For so long as the Purchaser owns not less than ten (10%) percent of the issued and outstanding common shares of the Issuer, the Purchaser shall offer to make its project development expertise, including, but not limited to, technical, permitting and financial expertise, available for consultation to the Issuer to assist the Issuer with the development of its mineral resource projects in Nevada, U.S.A.

8.3          The Purchaser irrevocably covenants and agrees with the Issuer that, for a period of two years after the Closing Date, the Purchaser shall not, without the prior written consent of the Issuer, which consent may be unreasonably withheld by the Issuer in its sole discretion:

(a)
acquire, directly or indirectly, common shares which, together with the Common Shares beneficially owned by the Purchaser or any affiliate of the Purchaser prior to such acquisition, exceed 19.99% of the number of Common Shares of the Issuer then issued and outstanding (calculated after giving effect to the issuance of any Common Shares issuable upon the exercise of any share purchase warrants of the Issuer held by the Purchaser, if any);

(b)	make, either alone or in concert with any other Person, a take-over bid (as defined under the Applicable Legislation) for all or any part of the Issuer’s issued and outstanding Common Shares; or

(c)	propose, either alone or in concert with any other Person, any form of business combination, acquisition, restructuring, recapitalization or similar transaction involving the Issuer.

8.4          The covenants and agreements contained in Sections 8.1, 8.2 and 8.3 will survive the Closing for the benefit of the Issuer.

8.5          The Purchaser acknowledges that the Issuer would be irreparably harmed if any provision of Sections 8.1, 8.2 or 8.3 was not fulfilled or met by the Purchaser in accordance with its terms, and that any such harm could not be compensated reasonably or adequately in damages. The Purchaser further acknowledges that the Issuer will be entitled to injunctive and other equitable relief to prevent or restrain breaches of any of the provisions of Sections 8.1, 8.2 or 8.3, or to enforce the terms and provisions thereof, by an action instituted in a court of competent jurisdiction, which remedy or remedies are in addition to any other remedy to which the Issuer may be entitled at law or in equity.

9.           NOTICE

9.1          All notices or other communications to be given hereunder shall be delivered by hand or by telecopier to such party as follows:

in the case of the Issuer, to:

GOLD STANDARD VENTURES CORP.
Suite 610 – 815 West Hastings Street
Vancouver, BC  V6C 1B4

Attention:  Jonathan T. Awde
Fax:  (604) 687 - 3567

in the case of the Purchaser, to:

FCMI PARENT CO.
181 Bay Street, Suite 250
Toronto, ON  M5J 2T3

Attention:  Henry Fenig
Fax:  416-364-0572

9.2          Any notice so given shall be conclusively deemed to have been given on the date of delivery or, if sent by telecopier, on the date of transmission if sent before 4:00 p.m. (Pacific time) and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

9.3          Any party may change its address or telecopier number for notice hereunder by notice given in the foregoing manner.

10.          GENERAL PROVISIONS

10.1         The Issuer may rely on delivery by fax machine or scanned email attachment of an executed copy of this Subscription Agreement, and acceptance by the Issuer of such faxed or scanned copy will be equally effective to create a valid and binding agreement between the Purchaser and the Issuer in accordance with the terms of this Subscription Agreement.

10.2         In the event that one or more of the provision of this Subscription Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.3         Each party hereto shall from time to time at the request of the other party hereto do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Subscription Agreement and to comply with applicable securities legislation.  The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

10.4         This Subscription Agreement is not assignable or transferable by the parties hereto without the express written consent of the other party to this Subscription Agreement.

10.5         Time is of the essence of this Subscription Agreement.

10.6         This Subscription Agreement contains the entire agreement between the parties with respect to the subject matter hereof and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Issuer, or by anyone else.

10.7         The parties to this Subscription Agreement may amend this Subscription Agreement only in writing.

10.8         No waiver by any party hereto of any provision hereof shall be effective unless in writing, and a waiver shall affect only the matter, and the occurrence thereof, specifically identified in the writing granting such waiver and shall not extend to any other matter or occurrence.

10.9         This Subscription Agreement shall enure to the benefit of and shall bind the parties hereto and their respective successors and permitted assigns.

10.10       Nothing herein contained shall be read or construed as creating between the parties hereto a relationship of agents, partners or joint venturers.

10.11       This Subscription Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia (without reference to its rules governing the choice or conflict of laws) and the federal laws of Canada applicable therein, and, subject to Sections 7.3 and 8.5, the parties hereto irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of British Columbia with respect to any dispute related to this Subscription Agreement.

10.12       Nothing in the Subscription Agreement will prevent the Issuer from carrying out any form of public or private financing, whether by the issuance of Common Shares or otherwise.

10.13       The Purchaser represents and warrants that the Subscription Funds representing the purchase price for its Common Shares, which will be advanced by the Purchaser to the Issuer hereunder, will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and the Purchaser acknowledges that the Issuer may in the future be required by law to disclose the Purchaser’s name and other information relating to this Subscription Agreement and the Purchaser’s subscription hereunder, on a confidential basis, pursuant to the PCMLA.  To the best of the Purchaser’s knowledge; (a) none of the subscription funds to be provided by the Purchaser (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, the United Kingdom or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Purchaser; and (b) the Purchaser shall promptly notify the Issuer if the Purchaser discovers that any of such representations ceases to be true, and to provide the Issuer with appropriate information in connection therewith.

10.14       The Purchaser acknowledges and agrees that all costs incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to this Subscription Agreement and purchase of the Common Shares contemplated hereunder shall be borne by the Purchaser.

10.15       This Subscription Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall institute one and the same Subscription Agreement.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Issuer and the Purchaser have caused this Subscription Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLD STANDARD VENTURES CORP.

Per: _______________________________
Authorized Signing Officer

FCMI PARENT CO.

Per: _______________________________
Henry Fenig
Secretary